U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 3

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person*

         TINDELL                        ELBERT                        G.
         (Last)                        (First)                      (Middle)

          806 SOUTH ST. PAUL
                                      (Street)

          DALLAS                        TEXAS                          75202
          (City)                        (State)                        (Zip)



2.       Date of Event Requiring Statement (Month/Day/Year)

            12/29/97


3.       IRS Identification Number of Reporting Person, if an entity
         (voluntary)



4.       Issuer Name and Ticker or Trading Symbol
          EUROMED, INC.     "EMED"



5.       Relationship of Reporting Person(s) to Issuer
                       (Check all applicable)

         / X /    Director                            / / 10% Owner
         /X /    Officer (give title below)          / / Other (specify below)
             (PRESIDENT)

6.       If Amendment, Date of Original
         (Month/Day/Year)


7.       Individual or Joint/Group Filing (Check Applicable Line)

         /x/ Form filed by One Reporting Person
         / / Form filed by More than One Reporting Person


TABLE I - Non-Derivative Securities Beneficially Owned



1.  Title of   2.  Amount       3.  Ownership     4.  Nature of Indirect
    Security       of               Form:             Beneficial Ownership
    (Instr.4)      Securities       Direct (D) or     (Instr. 5)
                   Beneficially     Indirect
                   Owned            (I)
                   (Instr. 4)       (Instr. 5)

COMMON STOCK       100,125              (D)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                          (over)
                                                                 SEC 1474 (7-97)


FORM 3 (continued)
                            TABLE II - Derivative Securities Benefically Owned
         (e.g., puts, calls, warrants, options, convertible securities)


1. Title of      2.  Date             3. Title and               4. Conversion         5. Ownership      6. Nature of Indirect
   Derivative        Exercisable         Amount of                  or Exercise           Form of           Beneficial Ownership
   Security          and                 Securities                 Price of              Derivative        (Instr. 5)
   (Instr.4)         Expiration          Underlying                 Derivative            Security:
                     Date                Security (Instr. 4)        Security              Direct (D) or
                   (Month/Day/Year)                                                       Indirect (I)
                                                                                          (Instr. 5)

                     Date     Expira-       Title             Amount or
                     Exer-    tion                            Number of
                     cisable  Date                            Shares
- ----------------------------------------------------------------------------------------------------------------------------------
 WARRANTS(1)        12/29/97   12/29/02     COMMON STOCK      100,000      $0.30                (D)
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

(1) Warrants to buy 100,000 shares of EuroMed Common Stock at a purchase price of $0.30, granted for services rendered.
Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15
     U.S.C. 78ff(a).

             /s/ ELBERT G. TINDELL                             04/13/99

             **Signature of Reporting Person                      Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                SEC 1474 (7-97)